EXHIBIT 99.1

Pegasystems Announces Twelfth Consecutive Quarter of Record Revenue

GAAP revenue increases 29% to $82.2 Million, Non-GAAP revenue increases 34% to $85.8 Million

CAMBRIDGE, Mass. – August 9, 2010 – Pegasystems Inc. (NASDAQ: PEGA) today announced financial results for the second quarter and six months ended June 30, 2010. These results include the operations of Chordiant Software, Inc. from the April 21, 2010 acquisition date. GAAP revenue for the second quarter of 2010 increased 29% to $82.2 million compared to the second quarter of 2009, while non-GAAP revenue increased 34% to $85.8 million. GAAP net loss for the second quarter of 2010 was $8.2 million or ($0.22) per share, primarily attributable to restructuring and acquisition charges of $9.5 million for Chordiant as well as a foreign exchange loss of $2.5 million, compared to GAAP net income of $11.2 million, or $0.30 per share (diluted), for the second quarter of 2009. Non-GAAP net income was $3.8 million, or $0.10 per share (diluted), for the second quarter of 2010. Total GAAP revenue for the first six months of 2010 increased 25% to $157.3 million while non-GAAP revenue of $160.9 million increased 27%, compared to the same period last year.

Business Perspective

“During the second quarter of 2010, we had a record number of global client go-lives across industries including insurance, financial services, healthcare, government, and travel services,” said Alan Trefler, Founder and CEO of Pegasystems. “We were thrilled to see many clients at our April PegaWORLD conference sharing how our Build for Change® technology is transforming the way they work and helping them succeed. In addition, a leading industry analyst firm recognized us as a market leader in CRM Customer Service Contact Centers during the quarter.”

“In the first half of 2010, we executed on our plan to invest in expanding our account and geographic coverage to facilitate growth as we end 2010 and move into 2011. Another key growth strategy is adding new vertical frameworks where we anticipate our solutions can deliver rapid returns to our clients and in the second quarter we announced new offerings in life sciences and communications. Our investment in Global Alliances is showing great promise, with Accenture, Amazon, Capgemini, and IBM, participating as key sponsors at PegaWORLD 2010,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO added “So far, 2010 has been a year of large investments, of which the acquisition of Chordiant was a primary focus. We are very much on track with the integration of operations, systems, and staff, setting the stage for product and sales strategy to drive revenue synergy in 2011.”

“Additionally, we made significant investments in our sales organization, adding 89 sales reps and related sales support in the first half of 2010. We anticipate this investment, along with our investments in expanding our vertical market offerings and partner ecosystems will position us for strong growth in 2011. You should note that our guidance in February assumed a stable U.S. dollar, but currencies have been far from stable. The weakness in the Euro and the British pound resulted in a foreign exchange loss of $2.5 million, or ($0.05) per share in this quarter, and $5.6 million, or ($0.13) per share for the first half of the year. These foreign exchange losses do not impact our progress towards our strategic objectives,” continued Mr. Dynes.

“Given the foreign exchange losses, and with our purchase accounting charges calculated, we are able to provide guidance for the full year ending December 31, 2010 on a GAAP and non-GAAP basis. We estimate that our total GAAP revenues will be approximately $348 million. Non-GAAP revenues are estimated to be approximately $360 million, including $12 million of revenue impacted by purchase accounting. We estimate that our GAAP diluted earnings per share will be approximately $0.30 per share. Non-GAAP diluted earnings per share is estimated to be approximately $1.02 per share, including approximately $12 million of revenue impacted by purchase accounting, pretax expense of $12.7 million for restructuring and acquisition related expenses, as well as $7.7 million of amortization expenses related to the acquisition of Chordiant, and $5.9 million of equity based compensation charges. The effective tax rate for 2010 is estimated at 33%,” concluded Mr. Dynes.

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. EDT on August 10, 2010. Dial-in information is as follows: 1 (877) 638-9568 (domestic) or 1 (914) 495-8529 (international). To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event's broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Discussion of Non-GAAP Measures

To supplement financial results presented on a GAAP basis, the Company provides non-GAAP measures included in this release, including the tables contained herein. Pegasystems’ management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions, and for forecasting and planning for future periods. The Company’s annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. In addition and as a consequence of the importance of these measures in managing the business, the Company uses non-GAAP measures and results in the evaluation process to establish management’s compensation.

These measures exclude certain business combination accounting entries and expenses related to our acquisition of Chordiant, as well as other significant expenses including stock-based compensation. The Company believes that these non-GAAP measures are helpful in understanding our past financial performance and our anticipated future results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of the Company’s GAAP measures to non-GAAP measures is included in the financial information at the end of the release.

Forward-Looking Statements

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including those relating to our growth, revenue, net income and net income per share, and financial guidance. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, the Company’s ability to successfully integrate the operations of Chordiant Software, Inc., variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the mix of perpetual and term licenses and the level of term license renewals, our ability to develop new products and evolve existing ones, the weak global economy and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company's growth. Further information regarding these and other factors which could cause the Company's actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company's views as of August 9, 2010. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company's view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company's view as of any date subsequent to August 9, 2010.

About Pegasystems

Pegasystems, the leader in business process management and a leading provider of CRM solutions, helps organizations enhance customer loyalty, generate new business, and improve productivity. Our patented Build for Change® technology speeds the delivery of critical business solutions by directly capturing business objectives and eliminating manual programming. Pegasystems enables clients to quickly adapt to changing business conditions in order to outperform the competition. For more information, please visit us at www.pega.com.

For Information, contact:

Craig Dynes, Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Operation

In thousands, except per share amounts	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Software license	$28,200	$25,651	$58,543	$53,687
Maintenance	20,388	12,171	35,474	24,119
Professional services	33,658	26,056	63,313	48,439

Total revenue	82,246	63,878	157,330	126,245

Cost of revenue:
Cost of software license	1,109	31	1,140	62
Cost of maintenance	2,715	1,457	4,652	2,894
Cost of professional services	27,436	20,104	51,904	39,167

Total cost of revenue (1)	31,260	21,592	57,696	42,123

Gross profit	50,986	42,286	99,634	84,122

Operating expenses
Selling and marketing	29,896	16,659	51,789	32,095
Research and development	14,010	9,149	25,636	18,268
General and administrative	6,745	4,648	11,804	9,594
Acquisition-related	3,395	-	4,903	-
Restructuring costs	6,080	-	6,080	-

Total operating expenses (1)	60,126	30,456	100,212	59,957

(Loss) income from operations	(9,140)	11,830	(578)	24,165
Foreign currency transaction (loss) gain	(2,542)	2,923	(5,616)	2,111
Interest income, net	119	881	632	1,683
Installment receivable interest income	52	75	104	150
Other income, net	1	7	242	17

(Loss) income before (benefit) provision for income taxes	(11,510)	15,716	(5,216)	28,126
(Benefit) provision for income taxes	(3,322)	4,475	(879)	8,243

Net (loss) income	$(8,188)	$11,241	$(4,337)	$19,883

Net (loss) earnings per share:
Basic	$(0.22)	$0.31	$(0.12)	$0.56

Diluted	$(0.22)	$0.30	$(0.12)	$0.53

Weighted-average number of common shares outstanding:
Basic	37,054	35,965	36,966	35,818
Diluted	37,054	37,995	36,966	37,708
Dividends per share	$0.03	$0.03	$0.06	$0.06

(1) Includes stock-based compensation as follows:
Cost of revenue	$483	$128	$881	$634
Operating expenses	$1,703	$732	$2,751	$1,924

PEGASYSTEMS INC

Q2 FISCAL 2010 FINANCIAL RESULTS

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Three Months Ended June 30,						% Increase (Decrease)
	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP	Non-GAAP
TOTAL REVENUES (2) (3) (4)	$82,246	$3,593	$85,839	$63,878	$-	$63,878	29%	34%
Software license (2)	28,200	1,059	29,259	25,651	-	25,651	10%	14%
Maintenance (3)	20,388	2,422	22,810	12,171	-	12,171	68%	87%
Professional services (4)	33,658	112	33,770	26,056	-	26,056	29%	30%

TOTAL COST OF REVENUES (5) (6)	$31,260	$(1,531)	$29,729	$21,592	$(128)	$21,464	45%	39%
Amortization of intangible assets (5)	1,079	(1,048)	31	31	-	31	n/m	0%
Stock-based compensation (6)	483	(483)	-	128	(128)	-	277%	0%

TOTAL OPERATING EXPENSES (5) (6)	$60,126	$(12,067)	$48,059	$30,456	$(732)	$29,724	97%	62%
Amortization of intangible assets (5)	894	(889)	5	5	-	5	n/m	0%
Stock-based compensation (6)	1,703	(1,703)	-	732	(732)	-	133%	0%
Acquisition related	3,395	(3,395)	-	-	-	-	100%	0%
Restructuring costs	6,080	(6,080)	-	-	-	-	100%	0%

OPERATING INCOME (LOSS)	$(9,140)	$17,191	$8,051	$11,830	$860	$12,690	-177%	-37%

OPERATING MARGIN %	-11.11%		9.38%	18.52%		19.87%	(0.2963) bp	(0.1049) bp

INCOME TAX EFFECTS (7)	$(3,322)	$5,208	$1,886	$4,475	$245	$4,720	-174%	-60%

NET INCOME	$(8,188)	$11,983	$3,795	$11,241	$615	$11,856	-173%	-68%

DILUTED EARNINGS PER SHARE	$(0.22)		$0.10	$0.30		$0.31	-173%	-68%

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	37,054	-	37,054	37,995	-	37,995	-2%	-2%

n/m - not meaningful

PEGASYSTEMS INC

Q2 FISCAL 2010 YEAR TO DATE FINANCIAL RESULTS

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Six Months Ended June 30,						% Increase (Decrease)
	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP	Non-GAAP
TOTAL REVENUES (2) (3) (4)	$157,330	$3,593	$160,923	$126,245	$-	$126,245	25%	27%
Software license (2)	58,543	1,059	59,602	53,687	-	53,687	9%	11%
Maintenance (3)	35,474	2,422	37,896	24,119	-	24,119	47%	57%
Professional services (4)	63,313	112	63,425	48,439	-	48,439	31%	31%

TOTAL COST OF REVENUES (5) (6)	$57,696	$(1,929)	$55,767	$42,123	$(634)	$41,489	37%	34%
Amortization of intangible assets (5)	1,110	(1,048)	62	61	-	61	n/m	2%
Stock-based compensation (6)	881	(881)	-	634	(634)	-	39%	0%

TOTAL OPERATING EXPENSES (5) (6)	$100,212	$(14,623)	$85,589	$59,957	$(1,924)	$58,033	67%	47%
Amortization of intangible assets (5)	899	(889)	10	10	-	10	n/m	0%
Stock-based compensation (6)	2,751	(2,751)	-	1,924	(1,924)	-	43%	0%
Acquisition related	4,903	(4,903)	-	-	-	-	100%	0%
Restructuring costs	6,080	(6,080)	-	-	-	-	100%	0%

OPERATING INCOME (LOSS)	$(578)	$20,145	$19,567	$24,165	$2,558	$26,723	-102%	-27%

OPERATING MARGIN %	0%		12%	19%		21%	(0.1951) bp	(0.0901) bp

INCOME TAX EFFECTS (7)	$(879)	$5,895	$5,016	$8,243	$749	$8,992	-111%	-44%

NET INCOME	$(4,337)	$14,250	$9,913	$19,883	$1,809	$21,692	-122%	-54%

DILUTED EARNINGS PER SHARE	$(0.12)		$0.27	$0.53		$0.58	-123%	-53%

DILUTED WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	36,966	-	36,966	37,708	-	37,708	-2%	-2%

n/m - not meaningful

PEGASYSTEMS INC

FOOTNOTES FOR RECONCILIATON OF

SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures, and the material limitations on the usefulness of these measures, see disclosure under Discussion of Non-GAAP measures included earlier in this release and below.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Revenue: Business combination rules require that we determine the fair value of the deferred revenue liability for contractual obligations assumed from Chordiant. The fair value represents an amount equal to the estimated costs of fulfilling the assumed contracts plus a reasonable profit margin. In post-acquisition reporting periods, we recognize revenue for the fair value of these contracts, when all the revenue recognition criteria are satisfied, instead of the revenue that would have been recognized by Chordiant as an independent company. We add back the affect of the deferred revenue fair value adjustment in non-GAAP revenue to reflect the full amount of these revenues to provide a more complete comparison of the revenue guidance to peer companies.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expense.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets acquired from Chordiant from our non-GAAP operating expenses and net income measures. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Acquisition related expenses and restructuring expenses: We have excluded the effect of acquisition related expenses and restructuring expenses from our non-GAAP operating expenses and net income measures. We incurred direct and incremental costs to effect our acquisitions and costs associated with the Chordiant acquisition. We have also incurred restructuring expenses related to the integration of the acquisition, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

(2)	As of April 20, 2010, approximately $4.0 million, $0.6 million, $0.5 million and $0.2 million in estimated revenues related to assumed software license contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013, respectively, due to business combination accounting rules.

(3)	As of April 20, 2010, approximately $7.3 million, $3.0 million and $0.5 million in estimated revenues related to assumed software support contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011 and fiscal 2012, respectively, due to business combination accounting rules.

(4)	As of April 20, 2010, approximately $0.3 million, $0.3 million, $0.3 million and $0.1 million in estimated revenues related to assumed software installation services contracts will not be recognized for the remainder of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013, respectively, due to business combination accounting rules.

(5)	Estimated future annual amortization expense related to intangible assets as of June 30, 2010 is as follows:

Remainder of Fiscal 2010	$5,810
Fiscal 2011	11,453
Fiscal 2012	11,370
Fiscal 2013	11,370
Fiscal 2014	9,746
Fiscal 2015	8,934
Thereafter	29,780

Total intangible assets subject to amortization	$88,463

(6)	Stock-based compensation is included in the following GAAP operating expense categories:

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$483	$(483)	$-	$128	$(128)	$-
Selling and marketing	657	(657)	-	(19)	19	-
Research and development	275	(275)	-	141	(141)	-
General and administrative	771	(771)	-	610	(610)	-

Total stock-based compensation	$2,186	$(2,186)	$-	$860	$(860)	$-

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$881	$(881)	$-	$634	$(634)	$-
Selling and marketing	1,074	(1,074)	-	351	(351)	-
Research and development	513	(513)	-	389	(389)	-
General and administrative	1,164	(1,164)	-	1,184	(1,184)	-

Total stock-based compensation	$3,632	$(3,632)	$-	$2,558	$(2,558)	$-

(7)	Income tax effects were calculated using an effective GAAP tax rate of 28.9% and 28.5% in the second quarter of 2010 and 2009, respectively, and an effective non-GAAP tax rate of 33.2% and 28.5% in the second quarter of 2010 and 2009, respectively. The difference between our GAAP and non-GAAP tax rates in the second quarter of 2010 was due to the differences in allowable acquisition-related deductions for income tax purposes.

Income tax effects were calculated using an effective GAAP tax rate of 16.9% and 29.3% in the first six months of 2010 and 2009, respectively, and an effective non-GAAP tax rate of 33.6% and 29.3% in the first six months of 2010 and 2009, respectively. The difference between our GAAP and non-GAAP tax rates in the first six months of 2010 was due to the differences in allowable acquisition-related deductions for income tax purposes.

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of June 30, 2010	As of December 31, 2009
	(in thousands)
Current Assets:
Cash and cash equivalents	$63,033	$63,857
Marketable securities	11,008	138,796

Total cash, cash equivalents, and marketable securities	74,041	202,653
Trade accounts receivable, net	65,910	39,396
Short-term license installments	2,638	2,829
Deferred income taxes	4,514	2,523
Income taxes receivable and other current assets	16,000	8,840

Total current assets	163,103	256,241
Long-term license installments, net	2,394	2,976
Property and equipment, net	11,265	8,931
Long-term deferred income taxes and other assets	2,129	8,710
Intangible assets, net	88,728	336
Goodwill	50,976	2,391

Total assets	$318,595	$279,585

Current liabilities:
Accounts payable	$5,483	$4,791
Accrued expenses	23,338	6,748
Accrued compensation and related expenses	18,839	23,280
Deferred revenue	53,761	32,870

Total current liabilities	101,421	67,689
Income taxes payable	6,778	4,828
Other long-term liabilities	7,462	1,849

Total liabilities	115,661	74,366
Stockholders’ equity:	202,934	205,219

Total liabilities and stockholders’ equity	$318,595	$279,585

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2010	2009
	(in thousands)
Operating activities:
Net (loss) income	$(4,337)	$19,883
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Excess tax benefit from equity awards and deferred income taxes	(5,850)	(10,851)
Depreciation, amortization, and other non-cash items	3,727	1,259
Foreign currency transaction loss	4,011	-
Amortization of investments and realized gain on sale of investments	666	1,918
Stock-based compensation expense	3,632	2,558
Change in operating assets and liabilities, and other, net	(8,167)	14,665

Cash (used in) provided by operating activities	(6,318)	29,432

Cash provided by (used in) investing activities	14,628	(12,789)

Cash used in financing activities	(3,031)	(3,853)

Effect of exchange rate on cash and cash equivalents	(6,103)	919

Net (decrease) increase in cash and cash equivalents	(824)	13,709
Cash and cash equivalents, beginning of period	63,857	36,087

Cash and cash equivalents, end of period	$63,033	$49,796